Exhibit 10.6

MEDALLIA, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved June 27, 2019

Medallia, Inc. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such terms in the Company’s 2019 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the compensation such Outside Director receives under this Policy.

This Policy will be effective as of the effective date of the registration statement in connection with the initial public offering of the Company’s securities (the “Effective Date”).

1.	CASH COMPENSATION

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $30,000. There are no per-meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis.

Committee Annual Cash Retainer

Each Outside Director who serves as the chairman or a member of a committee of the Board will be eligible to earn additional annual fees (paid quarterly in arrears on a prorated basis) as follows:

Chairman of Audit Committee:	$20,000

Member of Audit Committee:	$10,000

Chairman of Compensation Committee:	$15,000

Member of Compensation Committee:	$7,500

Chairman of Nominating and Governance Committee:	$8,000

Member of Nominating and Governance Committee:	$4,000

For clarity, each Outside Director who serves as the chairman of a committee will receive only the additional annual fee as the chairman of the committee and not the additional annual fee as a member of the committee.

2.	EQUITY COMPENSATION

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a) No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b) Initial Awards. Each individual who first becomes an Outside Director following the Effective Date will be granted an award of restricted stock units (an “Initial Award”) covering a number of Shares having a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) (the “Value”) of $250,000, rounded down to the nearest whole Share. The Initial Award will be automatically granted on the first trading date on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award. Each Initial Award will vest as to 1/3 of the Shares subject to the Initial Award on each anniversary of the date the applicable Outside Director’s service as an Outside Director commenced, in each case subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(c) Annual Award. On the date of each annual meeting of the Company’s stockholders following the Effective Date (each, an “Annual Meeting”), each Outside Director will be automatically granted an award of restricted stock units (an “Annual Award”) covering a number of Shares having a Value of $185,000, rounded down to the nearest whole Share. Each Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

3.	CHANGE IN CONTROL

In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards, including any Initial Award or Annual Award, provided that the Outside Director continues to be an Outside Director through such date.

4.	ANNUAL COMPENSATION LIMIT

No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and Awards with an aggregate value greater than $600,000 (with the value of each Award based on its Value for purposes of the limitation under this Section 4), except that such limit will be increased to $750,000 in the Fiscal Year of his or her initial service as an Outside Director. Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 4.

5.	TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

6.	ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

7.	SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

8.	STOCKHOLDER APPROVAL

The initial adoption of the Policy will be subject to approval by the Company’s stockholders prior to the Effective Date. Unless otherwise required by applicable law, following such approval, the Policy shall not be subject to approval by the Company’s stockholders, including, for the avoidance of doubt, as a result of or in connection with an action taken with respect to this Policy as contemplated in Section 9 hereof.

9.	REVISIONS

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

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